As filed with the Securities Exchange Commission on August 1, 2022
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIGIN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Louisiana	72-1192928
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
500 South Service Road East Ruston, Louisiana 71270
(Address of principal executive officers and zip code)

BT HOLDINGS, INC. 2012 EQUITY INCENTIVE PLAN
(Full title of the plan)

Drake Mills
Chairman, President and Chief Executive Officer
Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270
(318) 255-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jonathan S. Hightower
Kevin E. Strachan
Fenimore Kay Harrison LLP
191 Peachtree Street NE, Suite 849
Atlanta, Georgia 30303
(770) 282-5111
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b−2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE
Pursuant to that certain Agreement and Plan of Merger, dated as February 23, 2022, by and between Origin Bancorp, Inc. (“Origin” or the “Registrant”) and BT Holdings, Inc. (“BTH”), on August 1, 2022, BTH merged with and into Origin, with Origin surviving the merger (the “Merger”).
At the effective time of the Merger, each outstanding stock option to acquire BTH common stock (each, a “Legacy BTH Award”) granted under the BT Holdings, Inc. 2012 Equity Incentive Plan (as amended, the “Legacy BTH Plan”), converted into a corresponding award with respect to shares of common stock, par value $5.00 per share, of the Registrant (“Common Stock”). The Registrant has prepared this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering up to 611,676 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy BTH Awards.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I, Items 1 and 2 of Form S-8 will be sent or delivered to participants in the Legacy BTH Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements under Rule 428 of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant incorporates by reference in this Registration Statement:
1.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 23, 2022 (including information incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting, filed on March 16, 2022);
2.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 4, 2022; and
3.The Description of Registrant’s Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s 10-K for the year ended December 31, 2019).
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than information contained in Current Reports on Form 8-K furnished pursuant to Items 2.02 or 7.01) shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.     Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act (the “LBCA”), governs indemnification of directors and officers of a corporation. In general, the LBCA provides that Origin may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, Origin may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, Origin has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, Origin maintains directors’ and officers’ liability insurance.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit Origin’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
Origin’s amended and restated articles of incorporation and bylaws generally require that Origin indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Additionally, Origin’s amended and restated articles of incorporation also require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures.
The foregoing is only a general summary of certain aspects of Louisiana law and Origin’s amended and restated articles of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above and Origin’s amended and restated articles of incorporation, which are incorporated by reference into this registration statement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Origin under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Origin’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).
Item 7.    Exemption From Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The list of exhibits under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ruston, Louisiana on the 1st day of August, 2022.

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills
Drake Mills
Chairman & Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Drake Mills his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title

By:	/s/ Drake Mills	Chairman, President and Chief Executive Officer
	Drake Mills	(Principal Executive Officer)
August 1, 2022

By:	/s/ Stephen H. Brolly	Senior Executive Officer and Chief Financial Officer
	Stephen H. Brolly	(Principal Financial and Accounting Officer)
August 1, 2022

By:	/s/ James S. D’Agostino	Director
	James S. D’Agostino	August 1, 2022

By:	/s/ Daniel Chu	Director
	Daniel Chu	August 1, 2022

By:	/s/ James E. Davison, Jr.	Director
	James E. Davison, Jr.	August 1, 2022

By:	/s/ Jay Dyer	Director
	Jay Dyer	August 1, 2022

By:	/s/ A. La’Verne Edney	Director
	A. La’Verne Edney	August 1, 2022

By:	/s/ Meryl Farr	Director
	Meryl Farr	August 1, 2022

By:	/s/ Richard Gallot, Jr.	Director
	Richard Gallot, Jr.	August 1, 2022

By:	/s/ Stacey W. Goff	Director
	Stacey W. Goff	August 1, 2022

By:	/s/ Michael A. Jones	Director
	Michael A. Jones	August 1, 2022

By:	/s/ Gary E. Luffey	Director
	Gary E. Luffey	August 1, 2022

By	/s/ Farrell J. Malone	Director
	Farrell J. Malone	August 1, 2022

By:	/s/ Lori Sirman	Director
	Lori Sirman	August 1, 2022

By:	/s/ Elizabeth E. Solender	Director
	Elizabeth E. Solender	August 1, 2022

By:	/s/ Steven Taylor	Director
	Steven Taylor	August 1, 2022

EXHIBIT INDEX

NUMBER	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 28, 2020 (File No. 001-38487)).
4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed April 28, 2020).
4.3	Description of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s 10-K for the year ended December 31, 2019).
4.4	BT Holdings, Inc. 2012 Equity Incentive Plan.*
4.5	First Amendment to the BT Holdings, Inc. 2012 Equity Incentive Plan.*
5.1	Opinion of Fenimore Kay Harrison LLP.*
23.1	Consent of Fenimore Kay Harrison LLP (contained in Exhibit 5.1).*
23.2	Consent of FORVIS, LLP.*
24.1	Power of attorney (included on signature page).
107	Filing Fee Table.*

* Filed herewith.